Exhibit 99.14

THE SMART SOHO INTERNATIONAL LIMITED

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

September 2, 2016

To the Sellers to the

Purchase and Sale Agreement

dated November 4, 2015

Ladies and Gentlemen:

               We refer to the Purchase and Sale Agreement among us dated as of November 4, 2015, as amended by the letter agreement dated December 4, 2015 (the “First Amendment”), by the letter agreement dated December 16, 2015 (the “Second Amendment”), by the letter agreement dated January 8, 2016 (the “Third Amendment”) and by the letter agreement dated June 30, 2016 (the “Fourth Amendment” and, as so amended, the “Agreement”). This letter agreement (this “Fifth Amendment”) sets forth our agreement with respect the further amendment of certain provisions of the Agreement and the waiver of the satisfaction of certain conditions to the respective obligations of the parties. Capitalized terms used in this Fifth Amendment without definitions specified herein have the respective meanings assigned to them in the Agreement.

               We hereby agree that, notwithstanding any inconsistent provision of the Agreement (including, without limitation, any inconsistent provisions of Section 1.03(b), Section 1.03(c), or Section 1.04 through Section 1.06), the remaining portion of the Purchase Price for the Ordinary Shares and the additional amounts referred to below shall be paid, and the remaining 6,739,932 Ordinary Shares subject to the Agreement shall be delivered, as follows:

               1.             Payment of Purchase Price Balance. On the “Final Closing Date” (as defined below), and subject to paragraph 2 below, Acquirer shall pay an aggregate of US$40,439,592 to the Sellers via wire transfer of immediately available funds in U.S. dollars to one or more accounts to be designated by the Sellers by notice to the Acquirer (which notice shall be delivered not later than five (5) days prior to the Final Closing Date) against delivery by the Sellers of the remaining 6,739,932 Ordinary Shares of the Sellers required to be delivered to Acquirer pursuant to the Agreement. Such payments shall be made to the following Sellers and in the following amounts:

(a) to Shah Capital, in the amount of US$33,896,214; and

(c) to the Lu Sellers, payments in the aggregate amount of US$6,543,378, of which Acquirer shall pay to each Lu Seller an amount equal to the sum of the First Tranche Payment and the Second Tranche Payment set forth for such Lu Seller in Schedule B to the Agreement.

               2.             Closing.    The closing of the purchase and sale of the remaining 6,739,932 Ordinary Shares (the “Closing”), and the delivery of the Ordinary Shares by Sellers and of the payments required by paragraph 1 by Acquirer shall take on place as soon as practicable as agreed among the Parties, but in no event later than October 31, 2016 (the “New Termination Date”). The date on which the Closing occurs is referred to herein as the “Final Closing Date.” For the avoidance of doubt:

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(a) the obligations of the Acquirer to make the payments required by paragraph 1 of this Fifth Amendment at the Closing are not subject to the performance of any obligation or fulfillment of any closing condition by any Seller or any other condition, other than the following:

(i) Sellers shall deliver the remaining 6,739,932 Ordinary Shares to be delivered to the Acquirer; and

(ii) Mr. GU shall hold his directorship on the board until the date the Agreement is terminated.

(b) the obligations of the Sellers to deliver such 6,739,932 Ordinary Shares at the Closing are not subject to the performance of any obligation or fulfillment of any closing condition by Acquirer other than Acquirer’s delivery of the payments required by paragraph 1 of this Fifth Amendment, in each case in the manner and on the terms set forth in the Agreement, as amended hereby. Upon the Closing or termination of the Agreement in accordance with Section 1.06 of the Agreement as further amended in paragraph 3 below, Phicomm Technology (Hong Kong) Co., Limited (“Phicomm HK”) shall be released from any liability or obligation under the letter of guarantee issued to Sellers.

(c) In the event that the Agreement is terminated or the Closing fails to occur by the New Termination Date, Acquirer shall procure that Mr. GU shall resign from the board, effective immediately upon termination of the Agreement.

               3.             Termination in Lieu of Closing.

(a) With respect to the termination of the Agreement as set forth in Section 1.06 of the Agreement, for the avoidance of doubt, references in Section 1.06 of the Agreement to (i) the “Closing” shall mean the Closing as defined hereunder, (ii) the “Closing Date” shall mean the Final Closing Date and (iii) the “Termination Date” shall mean the New Termination Date as defined in this Fifth Amendment.

(b) If the Closing has not occurred by the New Termination Date due to failure by any Seller or Acquirer to perform the covenants and agreements set forth herein to be performed by them or to satisfy the applicable conditions set forth herein to be satisfied by them, none of the Acquirer or Sellers shall in any event be subject to any penalty, termination fee or any other obligations or liabilities of any kind to the other Parties.
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               4.             Go-Shop. Each Party hereby expressly acknowledges and agrees that, during the period beginning on the date of the Fourth Amendment (i.e., June 30, 2016) and continuing until the New Termination Date, each Party, and any officer, director, partner or employee of, or any financial advisor, attorney or other advisor or representative of, such Party or any of its affiliates shall be permitted to individually or jointly, (i) directly or indirectly solicit, initiate or encourage the sale of Ordinary Shares they hold to one or more potential purchasers, and (ii) directly or indirectly participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a sale of the Ordinary Shares they hold, and each Party shall have the option to, in its sole discretion, sell and transfer such Ordinary Shares to one or more persons (a “Third Party Deal”), provided, however, that no Party shall enter or conclude any Third Party Deal prior to the New Termination Date, provided further, however, that prior to the New Termination Date (i) Phicomm HK man continue its pledge of the Acquirer’s shares to Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership) (the “Fund”) pursuant to the Capital Increase and Share Subscription Agreement dated December 2, 2015, among the Fund, Shanghai Phicomm Communication Co., Ltd., Phicomm HK and Acquirer, and (ii) the Shah Sellers agree that the Waiver and Consent issued by the Shah Sellers set forth in the letter dated April 25, 2016 from Acquirer and Phicomm HK to the Shah Sellers with respect to the pledges of (A) all Phicomm HK Shares owned by Phicomm, and (B) 5,000,000 Ordinary Shares owned by the Acquirer is hereby extended until the New Termination Date.

               5.             Waiver. The Acquirer hereby waives satisfaction of the conditions set forth in clauses e)(i) and e)(ii) of the Conditions to the Obligations of the Acquirer set forth in Schedule C of the Agreement in respect of the 6,739,932 Ordinary Shares to be delivered by the Sellers on the “Final Closing Date” (as defined in the any amendment to the Agreement prior to this Fifth Amendment), subject to the payments required to be made by the Acquirer on the Final Closing Date established hereunder, provided, however, that the Sellers shall be obligated to deliver the 6,739,932 Ordinary Shares in the manner set forth in clauses e)(i) and e)(ii) of the Conditions to the Obligations of the Acquirer set forth in Schedule C of the Agreement on the Final Closing Date established by this Fifth Amendment upon the receipt by the Sellers of all the payments required to be made under paragraph 1 of this Fifth Amendment.

               6.             Miscellaneous. Except as otherwise expressly provided by this Fifth Amendment, all of the terms, conditions and provisions of the Agreement shall remain unchanged and in full force and effect. The Agreement, as amended hereby, shall continue in full force and effect, and this Second Amendment and the Agreement shall be read and construed as one instrument. This Fifth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. The delivery of this Fifth Amendment by facsimile transmission or email of an executed original hereof or signature page hereto and/or the retransmission of any executed facsimile transmission hereof or signature page hereto shall be deemed to be the same as delivery of an executed original. In proving this Fifth Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

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               If the foregoing is acceptable to you, please confirm your agreement, effective the date first set forth above, by countersigning this letter below and returning it to the undersigned.

For and on behalf of	For and on behalf of

THE SMART SOHO INTERNATIONAL LIMITED	PHICOMM TECHNOLOGY (HONG KONG) CO., LIMITED

/s/ Gu Guoping	/s/ Gu Guoping
Gu Guoping	Gu Guoping

The foregoing is accepted and agreed as of the date first above written.

For and on behalf of	HONG LIANG LU

SHAH CAPITAL MANAGEMENT, INC.

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

For and on behalf of	For and on behalf of

SHAH CAPITAL OPPORTUNITY FUND LP	LU CHARITABLE REMAINDER TRUST

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

HIMANSHU H. SHAH	For and on behalf of

THE LU FAMILY LIMITED PARTNERSHIP

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

For and on behalf of

LU FAMILY TRUST

/s/ Hong Liang Lu
Hong Liang Lu

[Signature Page to Fifth Amendment to Purchase and Sale Agreement]

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